Exhibit 23.1

Consent of Independent Auditors

The Board of Directors of

CareTrust REIT, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-204594) and Form S-8 (No. 333-196634) of CareTrust REIT, Inc. of our report dated December 10, 2015 to the consolidated balance sheet of Pristine Ohio Holdings, LLC and Subsidiaries as of September 30, 2015 and the related consolidated statement of member’s equity for the period ended September 30, 2015, which report appears in this Form 8-K/A of CareTrust REIT, Inc. dated December 17, 2015.

/s/ Bradley & Associates, Inc.

Indianapolis, Indiana
December 10, 2015